Exhibit 10.54
FORM OF
FIRST AMENDMENT TO THE
CHANGE OF CONTROL AGREEMENT
BY AND BETWEEN
KEYCORP AND

     WHEREAS,                      (“[Key Employee]”) and KeyCorp entered into a Change of Control Agreement dated January 1, 2008 (“ [Key Employee] Agreement”), which provides that KeyCorp shall provide [Key Employee] with a severance payment and certain other employee benefits in the event of (i) a Change of Control (as that term is defined in the [Key Employee] Agreement), and (ii) [Key Employee]’s termination of employment from KeyCorp in conjunction with such Change of Control (as more fully outlined in the [Key Employee] Agreement), and
     WHEREAS, on November 14, 2008, the United States Department of Treasury (“Treasury”) purchased $2.5 billion of Senior Preferred Stock and warrants to purchase common stock under the Troubled Assets Relief Program (the “TARP”) Capital Purchase Program of the Emergency Economic Stabilization Act of 2008 (“EESA”), which specifically prohibits KeyCorp from providing any “golden parachutes” to its “senior executive officers” during the “CPP Covered Period” (as those terms are defined in accordance with the requirements of EESA and its applicable regulations), and from entering into any golden parachute arrangements with any of its senior executive officers during the TARP Period (as that term is defined under TARP), and
     WHEREAS, KeyCorp is obligated at all times to remain compliant with the EESA’s prohibition of providing a golden parachute to its senior executive officer(s) during the CPP Covered Period and from entering into any new arrangements that provide a golden parachute to its senior executive officer(s) during the TARP Period, and in response to the Treasury’s requirements to ensure such continued compliance, has determined it advisable to clarify certain of its agreements to clearly reflect the agreements compliance with the requirements of the EESA.
     NOW THEREFORE, and pursuant to the requirements of the EESA, the [Key Employee] Agreement is hereby amended as follows:
1.	Section 7.9 of the [Key Employee] Agreement shall be deleted in its entirety and the following Section 7.9 shall be substituted therefore:
“7.9. Statutory Limitations including those Limitations Mandated under the Emergency Economic Stabilization Act of 2008.
     (a) If any payments otherwise payable to the Executive under this Agreement are prohibited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, the compensation prohibitions specifically mandated under Section 111(b) and/or Section 111(c) of the Emergency Economic Stabilization Act of 2008 (“EESA”) as may be applicable to Key as of the time of the Executive’s Termination Date, or by any regulation issued by the Federal Deposit Insurance Corporation (the “FDIC”) that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation being a “Limiting Rule”):
     (i) Unless such payment is specifically limited under the provisions of EESA, Key will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency) to the payment by Key to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and
     (ii) The Executive will be entitled to receive a lump sum payment equal to the greater of either (i) the aggregate amount payable under this Agreement (as limited by the Limiting Rule) or (ii) the aggregate payments that would be due under applicable Key severance, separation pay, and/or salary continuation plans that may be in effect at the time of the Executive’s termination (as if the Executive were not a party to this Agreement) up to the amounts that would be due to the Executive under this Agreement or otherwise absent the Limiting Rule; provided that the timing of any payments shall be made in the manner set forth in Section 1.5 (i.e., the first day of the seventh month following the Termination Date) and provided further, that the payment may not exceed the amount specified in Section 1.1(b) or Section 1.2(b), as the case may be, and the payment will otherwise comply with all requirements under Section 409A.
     (b) In the event of an extension or renewal of this Agreement pursuant to Section 6 hereof during the period of time commencing on the date that Key, if ever, becomes subject to Section 111(c) of EESA due to the U.S. Treasury’s auction purchases and ending on the last day of the “TARP authorities period” (as that term is defined in accordance with Section 111(c) of EESA), then notwithstanding any other provisions in this Agreement to the contrary, the terms of such extension or renewal shall incorporate the compensation prohibitions specifically mandated under Section 111(c) of EESA such that the payments due under such extension or renewal will be limited, in a manner similar to that described in Section 16(a)(ii) to an amount that would not violate Section 111(c) of EESA.”
2.	The amendment set forth in Paragraph 1 shall be effective as of January 1, 2009.

3.	Except as amended herein, the [Key Employee] Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have caused this First Amendment to the [Key Employee] Agreement to be executed as of this                      day of December, 2008, to be effective as of January 1, 2009.

KeyCorp

By:

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